Exhibit 99.1

ServisFirst Bancshares, Inc. Announces Results for Third Quarter of 2021

BIRMINGHAM, Ala., Oct. 18, 2021 (GLOBE NEWSWIRE) -- ServisFirst Bancshares, Inc. (NYSE: SFBS), today announced earnings and operating results for the quarter ended September 30, 2021.

Third Quarter 2021 Highlights:

  Total loans grew $163.1 million, or 8% annualized, during the quarter, while loans, excluding the impact of Paycheck Protection Program (“PPP”) loan forgiveness, grew $370.4 million, or 18% annualized, during the quarter
  Diluted earnings per share were $0.96 for the third quarter, an increase of 20% over the third quarter of 2020
  Deposits grew from $9.67 billion to $12.08 billion year-over-year, or 25%, and grew $1.12 billion, or 41% annualized, on a linked-quarter basis
  Book value per share increased to $20.56, a 17% increase year-over-year
  Liquidity reached new record levels, with approximately $4.2 billion on deposit at the Federal Reserve Bank

Tom Broughton, Chairman, President and CEO, said, “The economic recovery in the Southeast United States is resulting in very strong loan growth for our bank. Our bankers are winning in the marketplace.”

Bud Foshee, CFO, said, “Credit losses continue at historically low levels and credit quality remains very good. Operating efficiency is also very good.”

FINANCIAL SUMMARY (UNAUDITED)
(in Thousands except share and per share amounts)

	Period Ending September 30, 2021	Period Ending June 30, 2021	% Change From Period Ending June 30, 2021 to Period Ending September 30, 2021	Period Ending September 30, 2020	% Change From Period Ending September 30, 2020 to Period Ending September 30, 2021
QUARTERLY OPERATING RESULTS
Net Income	$52,499	$50,027	5%	$43,362	21%
Net Income Available to Common Stockholders	$52,499	$49,996	5%	$43,362	21%
Diluted Earnings Per Share	$0.96	$0.92	4%	$0.80	20%
Return on Average Assets	1.50%	1.56%		1.54%
Return on Average Common Stockholders' Equity	18.93%	18.98%		18.43%
Average Diluted Shares Outstanding	54,477,740	54,460,230		54,232,965

YEAR-TO-DATE OPERATING RESULTS
Net Income	$153,981			$118,588	30%
Net Income Available to Common Stockholders	$153,950			$118,557	30%
Diluted Earnings Per Share	$2.83			$2.19	29%
Return on Average Assets	1.63%			1.54%
Return on Average Common Stockholders' Equity	19.73%			17.73%
Average Diluted Shares Outstanding	54,440,004			54,198,422

BALANCE SHEET
Total Assets	$14,602,228	$13,207,319	11%	$11,394,874	28%
Loans	8,812,811	8,649,694	2%	8,508,554	4%
Non-interest-bearing Demand Deposits	4,366,654	3,296,429	32%	2,762,814	58%
Total Deposits	12,078,670	10,958,236	10%	9,673,783	25%
Stockholders' Equity	1,114,293	1,073,284	4%	949,589	17%

DETAILED FINANCIALS

ServisFirst Bancshares, Inc. reported net income and net income available to common stockholders of $52.5 million for the quarter ended September 30, 2021, compared to net income and net income available to common stockholders of $43.4 million for the same quarter in 2020. Basic and diluted earnings per common share were $0.97 and $0.96, respectively, for the third quarter of 2021, compared to $0.80 for the third quarter of 2020.

Annualized return on average assets was 1.50% and annualized return on average common stockholders’ equity was 18.93% for the third quarter of 2021, compared to 1.54% and 18.43%, respectively, for the third quarter of 2020.

Net interest income was $96.3 million for the third quarter of 2021, compared to $94.7 million for the second quarter of 2021 and $85.1 million for the third quarter of 2020. The net interest margin in the third quarter of 2021 was 2.85% compared to 3.06% in the second quarter of 2021 and 3.14% in the third quarter of 2020. Accretion of net fees on PPP loans of $5.2 million during the third quarter of 2021 contributed 24 basis points of the loan yield, compared to $8.0 million of PPP loan fee accretion during the second quarter of 2021, or 37 basis points of the loan yield and $4.0 million during the third quarter of 2020, or 19 basis points of the loan yield.

Average loans for the third quarter of 2021 were $8.68 billion, an increase of $35.2 million, or 1.6% annualized, over average loans of $8.64 billion for the second quarter of 2021, and an increase of $315.0 million, or 3.8%, over average loans of $8.37 billion for the third quarter of 2020. Forgiveness of PPP loans during the third quarter of 2021 totaled $207.4 million. PPP loans outstanding as of September 30, 2021 were $387.7 million.

Average total deposits for the third quarter of 2021 were $11.49 billion, an increase of $757.1 million, or 28.0%, annualized, over average total deposits of $10.73 billion for the second quarter of 2021, and an increase of $2.02 billion, or 21.3%, over average total deposits of $9.47 billion for the third quarter of 2020.

Non-performing assets to total assets were 0.11% for the third quarter of 2021, a decrease of 4 basis points compared to 0.15% for the second quarter of 2021 and a decrease of 18 basis points compared to 0.29% for the third quarter of 2020. Annualized net charge-offs to average loans were 0.08% for the third quarter of 2021, compared to -0.01% and 0.54% for the second quarter of 2021 and third quarter of 2020, respectively. The allowance for credit losses for the quarters ending September 30, 2021, June 30, 2021, March 31, 2021 and December 31, 2020 were calculated under the CECL methodology and as a percentage of total loans were 1.24%, 1.21%, 1.12%, and 1.04%, respectively. Other quarter-end periods presented for the allowance for loan losses were not restated for CECL adoption and were calculated under the incurred loss methodology. The allowance for loan losses as a percentage of total loans was 1.09% at September 30, 2020. Excluding PPP loans, for all periods discussed, the allowance for credit losses as a percentage of total loans under the CECL methodology at September 30, 2021 and June 30, 2021 was 1.29% and 1.30%, respectively, compared to 1.24% at September 30, 2020, under the incurred loss model. We recorded a $6.0 million provision for credit losses in the third quarter of 2021 compared to $9.7 million in the second quarter of 2021 and $12.3 million in the third quarter of 2020.

Non-interest income for the third quarter of 2021 decreased $146,000, or 1.8%, to $8.0 million from $8.2 million in the third quarter of 2020. Mortgage banking revenue decreased $1.1 million, or 43.5%, to $1.4 million from the third quarter of 2020 to the third quarter of 2021. The number of mortgage loans originated during the third quarter of 2021 fell to 208, from 325 during the same quarter in 2020. Net credit card revenue increased $203,000, or 11.0%, to $2.0 million during the third quarter of 2021, compared to $1.8 million during the third quarter of 2020. The number of credit card accounts increased approximately 31% and the aggregate amount of spend on all credit card accounts increased 43% during the third quarter of 2021 compared to the third quarter of 2020. Increase in cash surrender value of life insurance decreased $62,000, or 3.6%, during the third quarter of 2021 compared the third quarter of 2020, due to decreases in crediting rates on policies. Other income for the third quarter of 2021 increased $900,000, or 343.5%, to $1.2 million from $262,000 in the third quarter of 2020. We wrote down the value of our interest rate cap by $98,000 during the third quarter of 2021 through other income compared to a write down of $343,000 during the third quarter of 2020. Merchant service revenue increased from $163,000 during the third quarter of 2020 to $375,000, or 30.1%, during the third quarter of 2021.

Non-interest expense for the third quarter of 2021 increased $7.8 million, or 29.4%, to $34.4 million from $26.6 million in the third quarter of 2020, and increased $3.1 million, or 9.8%, on a linked quarter basis. Salary and benefit expense for the third quarter of 2021 increased $3.0 million, or 20.0%, to $18.0 million from $15.0 million in the third quarter of 2020, and increased $1.1 million, or 6.6%, on a linked quarter basis. Salary expense alone increased 7.6% year over year. We increased our annual incentive accrual based on the increased loan production in 2021 and on final anticipated payouts for 2021 PPP loan originations. Total incentive accruals increased $2.2 million to $4.9 million for the third quarter of 2021 compared the same quarter in 2020. The number of FTE employees increased by 24 to 518 at September 30, 2021 compared to 494 at September 30, 2020, and decreased by 9 from the end of the second quarter of 2021. Equipment and occupancy expense increased $440,000, or 17.2%, to $3.0 million in the third quarter of 2021, from $2.6 million in the third quarter of 2020, and increased $152,000, or 5.3% on a linked-quarter basis. We moved our office in Nashville, Tennessee in early 2021 to expand our space and improve visibility and we opened our new office in Orlando, Florida in the third quarter of 2021. Third party processing and other services expense increased $863,000, or 26.3%, to $4.1 million in the third quarter of 2021, from $3.3 million in the third quarter of 2020 and increased $198,000, or 5.0%, on a linked-quarter basis. We increased the number of correspondent banks for which we are processing transactions through the Federal Reserve Bank. FDIC and other regulatory assessments increased $569,000 to $1.6 million in the third quarter of 2021, from $1.1 million in the third quarter of 2020, and increased $205,000, or 14.4%, on a linked quarter basis. Growth in total assets has increased our assessments. ServisFirst Bank was reclassified as a large financial institution by the FDIC as of September 30, 2021. Expenses associated with other real estate owned increased $4,000, to $123,000 in the third quarter of 2021, from $119,000 in the third quarter of 2020, and decreased $417,000 on a linked quarter basis. The third quarter of 2021 included a write-down in value of a property in our Atlanta region. The linked-quarter decrease was due to the write-down of one property in our Nashville region during the second quarter of 2021. Other operating expenses for the third quarter of 2021 increased $2.9 million, or 81.3%, to $6.5 million from $3.6 million in the third quarter of 2020, and increased $2.0 million on a linked-quarter basis. We invested in new market tax credits in July 2021 and wrote down the investments by $2.8 million during the third quarter of 2021 with a charge to other operating expenses. We decreased our reserve for credit losses on unfunded loan commitments by $300,000 in the third quarter of 2021. The efficiency ratio was 32.95% during the third quarter of 2021 compared to 28.50% during the third quarter of 2020 and compared to 30.03% during the second quarter of 2021.

Income tax expense increased $472,000, or 4.3%, to $11.5 million in the third quarter of 2021, compared to $11.0 million in the third quarter of 2020. Our effective tax rate was 17.98% for the third quarter of 2021 compared to 20.29% for the third quarter of 2020. We recognized $3.2 million in credits during the third quarter of 2021 related to the investment in new market tax credits in July 2021. We recognized a reduction in provision for income taxes resulting from excess tax benefits from the exercise and vesting of stock options and restricted stock during the third quarters of 2021 and 2020 of $78,000 and $180,000, respectively.

GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures, including tangible common stockholders’ equity, total tangible assets, tangible book value per share and tangible common equity to total tangible assets, each of which excludes goodwill and core deposit intangibles associated with our acquisition of Metro Bancshares, Inc. in January 2015.  We also include total loans adjusted for the impact of PPP loan activities. We believe these non-GAAP financial measures provide useful information to management and investors that is supplementary to our financial condition, results of operations and cash flows computed in accordance with GAAP; however, we acknowledge that these non-GAAP financial measures have a number of limitations.  As such, you should not view these disclosures as a substitute for results determined in accordance with GAAP, and they are not necessarily comparable to non-GAAP financial measures that other companies, including those in our industry, use.  The following reconciliation table provides a more detailed analysis of the non-GAAP financial measures as of and for the comparative periods presented in this press release.  Dollars are in thousands, except share and per share data.

	At September 30, 2021	At June 30, 2021	At March 31, 2021	At December 31, 2020	At September 30, 2020
Book value per share - GAAP	$20.56	$19.80	$19.03	$18.41	$17.61
Total common stockholders' equity - GAAP	1,114,293	1,073,284	1,030,485	992,852	949,589
Adjustments:
Adjusted for goodwill and core deposit intangible asset	13,705	13,773	13,841	13,908	13,976
Tangible common stockholders' equity - non-GAAP	$1,100,588	$1,059,511	$1,016,644	$978,944	$935,613
Tangible book value per share - non-GAAP	$20.30	$19.55	$18.78	$18.15	$17.35

Stockholders' equity to total assets - GAAP	7.63%	8.13%	8.15%	8.32%	8.33%
Total assets - GAAP	$14,602,228	$13,207,319	$12,647,374	$11,932,654	$11,394,874
Adjustments:
Adjusted for goodwill and core deposit intangible asset	13,705	13,773	13,841	13,908	13,976
Total tangible assets - non-GAAP	$14,588,523	$13,193,546	$12,633,533	$11,918,746	$11,380,898
Tangible common equity to total tangible assets - non-GAAP	7.54%	8.03%	8.05%	8.21%	8.22%

Total loans - GAAP	$8,812,811	$8,649,694	$8,504,980
Adjustments:
Adjusted to exclude PPP loans	387,725	595,017	967,641
Loans, excluding PPP loans - non-GAAP	$8,425,086	$8,054,677	$7,537,339

About ServisFirst Bancshares, Inc.

ServisFirst Bancshares, Inc. is a bank holding company based in Birmingham, Alabama. Through its subsidiary ServisFirst Bank, ServisFirst Bancshares, Inc. provides business and personal financial services from locations in Birmingham, Huntsville, Mobile, Montgomery and Dothan, Alabama, Northwest Florida, West Central Florida, Nashville, Tennessee, Atlanta, Georgia, and Charleston, South Carolina.

ServisFirst Bancshares, Inc. files periodic reports with the U.S. Securities and Exchange Commission (SEC). Copies of its filings may be obtained through the SEC’s website at www.sec.gov or at www.servisfirstbancshares.com.

Statements in this press release that are not historical facts, including, but not limited to, statements concerning future operations, results or performance, are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. The words "believe," "expect," "anticipate," "project," “plan,” “intend,” “will,” “could,” “would,” “might” and similar expressions often signify forward-looking statements. Such statements involve inherent risks and uncertainties. ServisFirst Bancshares, Inc. cautions that such forward-looking statements, wherever they occur in this press release or in other statements attributable to ServisFirst Bancshares, Inc., are necessarily estimates reflecting the judgment of ServisFirst Bancshares, Inc.’s senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Such forward-looking statements should, therefore, be considered in light of various factors that could affect the accuracy of such forward-looking statements, including, but not limited to: the global health and economic crisis precipitated by the COVID-19 outbreak; general economic conditions, especially in the credit markets and in the Southeast; the performance of the capital markets; changes in interest rates, yield curves and interest rate spread relationships; changes in accounting and tax principles, policies or guidelines; changes in legislation or regulatory requirements; changes as a result of our reclassification as a large financial institution by the FDIC; changes in our loan portfolio and the deposit base; economic crisis and associated credit issues in industries most impacted by the COVID-19 outbreak, including but not limited to, the restaurant, hospitality and retail sectors; possible changes in laws and regulations and governmental monetary and fiscal policies, including, but not limited to, economic stimulus initiatives and the ability of the U.S. Congress to increase the U.S. statutory debt limit as needed; the cost and other effects of legal and administrative cases and similar contingencies; possible changes in the creditworthiness of customers and the possible impairment of the collectability of loans and the value of collateral; the effect of natural disasters, such as hurricanes and tornados, in our geographic markets; and increased competition from both banks and non-bank financial institutions. The foregoing list of factors is not exhaustive. For discussion of these and other risks that may cause actual results to differ from expectations, please refer to “Cautionary Note Regarding Forward-looking Statements” and “Risk Factors” in our most recent Annual Report on Form 10-K, in our Quarterly Reports on Form 10-Q for fiscal year 2021, and our other SEC filings. If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained herein. Accordingly, you should not place undue reliance on any forward-looking statements, which speak only as of the date made. ServisFirst Bancshares, Inc. assumes no obligation to update or revise any forward-looking statements that are made from time to time.

More information about ServisFirst Bancshares, Inc. may be obtained over the Internet at www.servisfirstbancshares.com or by calling (205) 949-0302.

Contact: ServisFirst Bank
Davis Mange (205) 949-3420
dmange@servisfirstbank.com

SELECTED FINANCIAL HIGHLIGHTS (UNAUDITED)
(In thousands except share and per share data)
	3rd Quarter 2021	2nd Quarter 2021	1st Quarter 2021	4th Quarter 2020	3rd Quarter 2020
CONSOLIDATED STATEMENT OF INCOME
Interest income	$104,236	$102,719	$100,396	$101,065	$96,110
Interest expense	7,916	8,051	8,031	8,984	11,028
Net interest income	96,320	94,668	92,365	92,081	85,082
Provision for credit losses	5,963	9,652	7,451	6,283	12,284
Net interest income after provision for credit losses	90,357	85,016	84,914	85,798	72,798
Non-interest income	8,026	9,598	8,463	8,237	8,172
Non-interest expense	34,377	31,309	28,914	28,202	26,573
Income before income tax	64,006	63,305	64,463	65,833	54,397
Provision for income tax	11,507	13,278	13,008	14,852	11,035
Net income	52,499	50,027	51,455	50,981	43,362
Preferred stock dividends	-	31	-	32	-
Net income available to common stockholders	$52,499	$49,996	$51,455	$50,949	$43,362
Earnings per share - basic	$0.97	$0.92	$0.95	$0.94	$0.80
Earnings per share - diluted	$0.96	$0.92	$0.95	$0.94	$0.80
Average diluted shares outstanding	54,477,740	54,381,991	54,273,944	54,232,965	54,194,506

CONSOLIDATED BALANCE SHEET DATA
Total assets	$14,602,228	$13,207,319	$12,647,374	$11,932,654	$11,394,874
Loans	8,812,811	8,649,694	8,504,980	8,465,688	8,508,544
Debt securities	984,600	1,013,783	962,129	886,938	913,299
Non-interest-bearing demand deposits	4,366,654	3,296,429	3,044,611	2,788,772	2,762,814
Total deposits	12,078,670	10,958,236	10,577,610	9,975,724	9,673,783
Borrowings	64,701	64,696	64,691	64,748	64,719
Stockholders' equity	$1,114,293	$1,073,284	$1,030,485	$992,852	$949,589

Shares outstanding	54,207,147	54,201,204	54,137,650	53,943,751	53,915,245
Book value per share	$20.56	$19.80	$19.03	$18.41	$17.61
Tangible book value per share (1)	$20.30	$19.55	$18.78	$18.15	$17.35

SELECTED FINANCIAL RATIOS (Annualized)
Net interest margin	2.85%	3.06%	3.20%	3.27%	3.14%
Return on average assets	1.50%	1.56%	1.72%	1.74%	1.54%
Return on average common stockholders' equity	18.93%	18.98%	19.83%	20.78%	18.43%
Efficiency ratio	32.95%	30.03%	28.68%	28.11%	28.50%
Non-interest expense to average earning assets	1.01%	1.01%	1.00%	1.00%	0.98%

CAPITAL RATIOS (2)
Common equity tier 1 capital to risk-weighted assets	10.46%	10.60%	10.73%	10.50%	11.24%
Tier 1 capital to risk-weighted assets	10.47%	10.60%	10.73%	10.50%	11.25%
Total capital to risk-weighted assets	12.18%	12.36%	12.48%	12.20%	13.10%
Tier 1 capital to average assets	7.80%	8.10%	8.25%	8.23%	8.22%
Tangible common equity to total tangible assets (1)	7.54%	8.03%	8.05%	8.22%	8.22%

(1) See "GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures" for a discussion of these Non-GAAP financial measures.
(2) Regulatory capital ratios for most recent period are preliminary.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in thousands)
	September 30, 2021	September 30, 2020	% Change
ASSETS
Cash and due from banks	$102,313	$70,472	45%
Interest-bearing balances due from depository institutions	4,297,473	1,551,597	177%
Federal funds sold	44,700	1,302	3,333%
Cash and cash equivalents	4,444,486	1,623,371	174%
Available for sale debt securities, at fair value	723,324	913,049	(21)%
Held to maturity debt securities (fair value of $261,276 at September 30, 2021 and $250 at September 30, 2020)	261,276	250	104,410%
Mortgage loans held for sale	578	21,472	(97)%
Loans	8,812,811	8,508,554	4%
Less allowance for credit losses	(108,950)	(92,440)	18%
Loans, net	8,703,861	8,416,114	3%
Premises and equipment, net	60,953	55,273	10%
Goodwill and other identifiable intangible assets	13,705	13,976	(2)%
Other assets	394,045	351,369	12%
Total assets	$14,602,228	$11,394,874	28%
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits:
Non-interest-bearing	$4,366,654	$2,762,814	58%
Interest-bearing	7,712,016	6,910,969	12%
Total deposits	12,078,670	9,673,783	25%
Federal funds purchased	1,286,756	669,350	92%
Other borrowings	64,701	64,719	-%
Other liabilities	57,808	37,433	54%
Total liabilities	13,487,935	10,445,285	29%
Stockholders' equity:
Preferred stock, par value $0.001 per share; 1,000,000 authorized and undesignated at
September 30, 2021 and September 30, 2020	-	-
Common stock, par value $0.001 per share; 100,000,000 shares authorized; 54,207,147 shares issued and outstanding at September 30, 2021, and 53,915,245 shares issued and outstanding
at September 30, 2020	54	54	-%
Additional paid-in capital	225,648	223,280	1%
Retained earnings	869,731	706,924	23%
Accumulated other comprehensive income	18,360	18,831	(3)%
Total stockholders' equity attributable to ServisFirst Bancshares, Inc.	1,113,793	949,089	17%
Noncontrolling interest	500	500	-%
Total stockholders' equity	1,114,293	949,589	17%
Total liabilities and stockholders' equity	$14,602,228	$11,394,874	28%

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands except per share data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Interest income:
Interest and fees on loans	$96,119	$89,564	$285,373	$268,332
Taxable securities	6,544	5,858	18,666	16,104
Nontaxable securities	62	166	255	610
Federal funds sold	4	16	11	327
Other interest and dividends	1,507	506	3,046	2,584
Total interest income	104,236	96,110	307,351	287,957
Interest expense:
Deposits	6,581	9,876	20,298	37,377
Borrowed funds	1,335	1,152	3,700	4,624
Total interest expense	7,916	11,028	23,998	42,001
Net interest income	96,320	85,082	283,353	245,956
Provision for credit losses	5,963	12,284	23,066	36,151
Net interest income after provision for credit losses	90,357	72,798	260,287	209,805
Non-interest income:
Service charges on deposit accounts	1,727	1,818	5,542	5,557
Mortgage banking	1,423	2,519	6,869	5,697
Credit card income	2,043	1,840	5,147	5,003
Securities gains	-	-	620	-
Increase in cash surrender value life insurance	1,671	1,733	5,012	4,650
Other operating income	1,162	262	2,897	972
Total non-interest income	8,026	8,172	26,087	21,879
Non-interest expense:
Salaries and employee benefits	17,995	14,994	50,425	46,444
Equipment and occupancy expense	2,996	2,556	8,494	7,390
Third party processing and other services	4,144	3,281	11,506	10,360
Professional services	948	955	2,978	2,994
FDIC and other regulatory assessments	1,630	1,061	4,637	2,988
Other real estate owned expense	123	119	820	2,023
Other operating expense	6,541	3,607	15,740	11,110
Total non-interest expense	34,377	26,573	94,600	83,309
Income before income tax	64,006	54,397	191,774	148,375
Provision for income tax	11,507	11,035	37,793	29,787
Net income	52,499	43,362	153,981	118,588
Dividends on preferred stock	-	-	31	31
Net income available to common stockholders	$52,499	$43,362	$153,950	$118,557
Basic earnings per common share	$0.97	$0.80	$2.84	$2.20
Diluted earnings per common share	$0.96	$0.80	$2.83	$2.19

LOANS BY TYPE (UNAUDITED)
(In thousands)

	3rd Quarter 2021	2nd Quarter 2021	1st Quarter 2021	4th Quarter 2020	3rd Quarter 2020
Commercial, financial and agricultural	$2,927,845	$3,105,243	$3,323,093	$3,295,900	$3,466,189
Real estate - construction	887,938	782,305	666,592	593,614	530,919
Real estate - mortgage:
Owner-occupied commercial	1,809,840	1,726,888	1,698,695	1,693,428	1,725,222
1-4 family mortgage	765,102	707,546	685,840	711,692	671,841
Other mortgage	2,357,812	2,262,231	2,068,560	2,106,184	2,056,549
Subtotal: Real estate - mortgage	4,932,754	4,696,665	4,453,095	4,511,304	4,453,612
Consumer	64,274	65,481	62,200	64,870	57,834
Total loans	$8,812,811	$8,649,694	$8,504,980	$8,465,688	$8,508,554

SUMMARY OF CREDIT LOSS EXPERIENCE (UNAUDITED)
(Dollars in thousands)
	3rd Quarter 2021	2nd Quarter 2021	1st Quarter 2021	4th Quarter 2020	3rd Quarter 2020
Allowance for credit losses:
Beginning balance	$104,670	$94,906	$87,942	$92,440	$91,507
Impact of Adoption of ASC 326	-	-	-	(2,000)	-
Loans charged off:
Commercial financial and agricultural	1,541	150	477	8,792	11,146
Real estate - construction	-	-	-	202	-
Real estate - mortgage	208	59	12	-	200
Consumer	86	54	87	38	44
Total charge offs	1,835	263	576	9,032	11,390
Recoveries:
Commercial financial and agricultural	140	298	26	94	12
Real estate - construction	-	2	50	30	-
Real estate - mortgage	4	62	2	114	12
Consumer	8	13	11	13	15
Total recoveries	152	375	89	251	39
Net charge-offs	1,683	(112)	487	8,781	11,351
Provision for credit losses	5,963	9,652	7,451	6,283	12,284
Ending balance	$108,950	$104,670	$94,906	$87,942	$92,440

Allowance for credit losses to total loans	1.24%	1.21%	1.12%	1.04%	-
Allowance for credit losses to total average loans	1.26%	1.21%	1.11%	1.04%	-
Allowance for loan losses to total loans	-	-	-	-	1.09%
Allowance for loan losses to total average loans	-	-	-	-	1.11%
Net charge-offs (recoveries) to total average loans	0.08%	(0.01)%	0.02%	0.41%	0.54%
Provision for credit losses to total average loans	0.27%	0.45%	0.35%	0.30%	-
Provision for loan losses to total average loans	-	-	-	-	0.58%
Nonperforming assets:
Nonaccrual loans	$9,145	$12,301	$13,088	$13,973	$21,675
Loans 90+ days past due and accruing	5,326	4,888	4,804	4,981	4,898
Other real estate owned and repossessed assets	2,068	2,039	2,067	6,497	6,976
Total	$16,539	$19,228	$19,959	$25,451	$33,549

Nonperforming loans to total loans	0.16%	0.20%	0.21%	0.22%	0.31%
Nonperforming assets to total assets	0.11%	0.15%	0.16%	0.21%	0.29%
Nonperforming assets to earning assets	0.11%	0.15%	0.16%	0.22%	0.30%
Allowance for credit losses to nonaccrual loans	1,191.36%	850.91%	725.14%	629.37%	-
Allowance for loan losses to nonaccrual loans	-	-	-	-	426.48%

Restructured accruing loans	$437	$441	$794	$818	$1,800

Restructured accruing loans to total loans	-%	0.01%	0.01%	0.01%	0.02%

TROUBLED DEBT RESTRUCTURINGS (TDRs) (UNAUDITED)
(In thousands)
	3rd Quarter 2021	2nd Quarter 2021	1st Quarter 2021	4th Quarter 2020	3rd Quarter 2020
Beginning balance:	$2,918	$3,542	$1,433	$2,738	$1,568
Additions	-	-	2,146	-	1,182
Net (paydowns) / advances	(25)	(624)	(37)	(619)	(12)
Charge-offs	-	-	-	(535)	-
Transfer to OREO	-	-	-	(151)	-
Ending balance	$2,893	$2,918	$3,542	$1,433	$2,738

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands except per share data)
	3rd Quarter 2021	2nd Quarter 2021	1st Quarter 2021	4th Quarter 2020	3rd Quarter 2020
Interest income:
Interest and fees on loans	$96,119	$95,451	$93,803	$94,332	$89,564
Taxable securities	6,544	6,315	5,807	6,018	5,858
Nontaxable securities	62	86	107	129	166
Federal funds sold	4	4	3	5	16
Other interest and dividends	1,507	863	676	581	506
Total interest income	104,236	102,719	100,396	101,065	96,110
Interest expense:
Deposits	6,581	6,836	6,881	7,853	9,876
Borrowed funds	1,335	1,215	1,150	1,131	1,152
Total interest expense	7,916	8,051	8,031	8,984	11,028
Net interest income	96,320	94,668	92,365	92,081	85,082
Provision for credit losses	5,963	9,652	7,451	6,283	12,284
Net interest income after provision for credit losses	90,357	85,016	84,914	85,798	72,798
Non-interest income:
Service charges on deposit accounts	1,727	1,907	1,908	1,971	1,818
Mortgage banking	1,423	2,699	2,747	3,050	2,519
Credit card income	2,043	1,912	1,192	913	1,840
Securities gains	-	620	-	-	-
Increase in cash surrender value life insurance	1,671	1,683	1,658	1,660	1,733
Other operating income	1,162	777	958	643	262
Total non-interest income	8,026	9,598	8,463	8,237	8,172
Non-interest expense:
Salaries and employee benefits	17,995	16,887	15,543	14,970	14,994
Equipment and occupancy expense	2,996	2,844	2,654	2,680	2,556
Third party processing and other services	4,144	3,946	3,416	3,418	3,281
Professional services	948	1,107	923	1,248	955
FDIC and other regulatory assessments	1,630	1,425	1,582	1,366	1,061
Other real estate owned expense	123	540	157	140	119
Other operating expense	6,541	4,560	4,639	4,380	3,607
Total non-interest expense	34,377	31,309	28,914	28,202	26,573
Income before income tax	64,006	63,305	64,463	65,833	54,397
Provision for income tax	11,507	13,278	13,008	14,852	11,035
Net income	52,499	50,027	51,455	50,981	43,362
Dividends on preferred stock	-	31	-	32	-
Net income available to common stockholders	$52,499	$49,996	$51,455	$50,949	$43,362
Basic earnings per common share	$0.97	$0.92	$0.95	$0.94	$0.80
Diluted earnings per common share	$0.96	$0.92	$0.95	$0.94	$0.80

AVERAGE BALANCE SHEETS AND NET INTEREST ANALYSIS (UNAUDITED)
ON A FULLY TAXABLE-EQUIVALENT BASIS
(Dollars in thousands)

	3rd Quarter 2021		2nd Quarter 2021		1st Quarter 2021		4th Quarter 2020		3rd Quarter 2020
	Average Balance	Yield / Rate	Average Balance	Yield / Rate	Average Balance	Yield / Rate	Average Balance	Yield / Rate	Average Balance	Yield / Rate
Assets:
Interest-earning assets:
Loans, net of unearned income (1)
Taxable	$8,653,632	4.40%	$8,618,139	4.43%	$8,484,914	4.47%	$8,435,237	4.43%	$8,335,087	4.26%
Tax-exempt (2)	26,542	4.05	26,854	4.05	27,592	4.17	29,393	4.16	30,068	4.14
Total loans, net of
unearned income	8,680,174	4.39	8,644,993	4.43	8,512,506	4.47	8,464,630	4.43	8,365,155	4.26
Mortgage loans held for sale	7,050	1.69	11,470	1.92	13,601	1.94	19,459	1.37	20,053	1.41
Debt securities:
Taxable	969,715	2.70	936,863	2.70	878,118	2.65	862,333	2.79	820,526	2.86
Tax-exempt (2)	12,382	2.39	16,872	2.47	21,084	2.43	25,542	2.52	31,880	2.51
Total securities (3)	982,097	2.70	953,735	2.69	899,202	2.64	887,875	2.78	852,406	2.84
Federal funds sold	8,551	0.19	8,224	0.20	11,935	0.10	16,306	0.12	41,884	0.15
Interest-bearing balances with banks	3,761,652	0.16	2,790,524	0.12	2,262,233	0.12	1,837,249	0.13	1,500,563	0.13
Total interest-earning assets	$13,439,524	3.08%	$12,408,946	3.32%	$11,699,477	3.48%	$11,225,519	3.58%	$10,780,061	3.55%
Non-interest-earning assets:
Cash and due from banks	90,034		85,478		71,166		91,258		75,065
Net premises and equipment	62,845		61,240		57,198		56,315		56,799
Allowance for credit losses, accrued
interest and other assets	315,178		320,729		320,407		308,746		281,196
Total assets	$13,907,581		$12,876,393		$12,148,248		$11,681,838		$11,193,121

Interest-bearing liabilities:
Interest-bearing deposits:
Checking	$1,431,420	0.19%	$1,350,098	0.19%	$1,294,614	0.19%	$1,197,908	0.23%	$1,077,595	0.31%
Savings	122,579	0.17	104,283	0.18	93,375	0.18	86,259	0.18	82,671	0.36
Money market	5,328,291	0.26	5,321,338	0.26	5,057,828	0.27	4,933,285	0.31	4,739,566	0.44
Time deposits	806,108	1.15	801,928	1.33	808,561	1.44	810,675	1.59	841,378	1.78
Total interest-bearing deposits	7,688,398	0.34	7,577,647	0.36	7,254,378	0.38	7,028,127	0.44	6,741,210	0.58
Federal funds purchased	1,205,327	0.21	970,708	0.22	849,772	0.22	752,765	0.22	682,971	0.22
Other borrowings	64,694	4.23	64,694	4.28	64,689	4.33	64,701	4.41	64,717	4.78
Total interest-bearing liabilities	$8,958,419	0.35%	$8,613,049	0.37%	$8,168,839	0.40%	$7,845,593	0.46%	$7,488,898	0.59%
Non-interest-bearing liabilities:
Non-interest-bearing
demand deposits	3,800,972		3,154,605		2,923,041		2,812,254		2,728,513
Other liabilities	26,891		52,027		39,442		48,642		39,537
Stockholders' equity	1,100,156		1,038,012		996,741		956,847		917,626
Accumulated other comprehensive
income	21,143		18,700		20,185		18,502		18,547
Total liabilities and
stockholders' equity	$13,907,581		$12,876,393		$12,148,248		$11,681,838		$11,193,121
Net interest spread		2.73%		2.95%		3.08%		3.12%		2.96%
Net interest margin		2.85%		3.06%		3.20%		3.27%		3.14%

(1)	Average loans include loans on which the accrual of interest has been discontinued.
(2)	Interest income and yields are presented on a fully taxable equivalent basis using a tax rate of 21%.
(3)	Unrealized losses on available-for-sale debt securities are excluded from the yield calculation.